Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson - 713.394.2281
Media: Lynn Brown - 713.394.5093
Web site: http://www.wm.com
WMI #09-06
Waste Management Announces First Quarter 2009 Earnings
Adjusted Income from Operations Margin Expands
HOUSTON — April 29, 2009 — Waste Management, Inc. (NYSE: WMI) today announced financial results for the quarter ended March 31, 2009. Net income(a) for the quarter was $155 million, or $0.31 per diluted share, compared with $241 million, or $0.48 per diluted share, for the first quarter of 2008. Revenues for the first quarter of 2009 were $2.81 billion compared with $3.27 billion for the same 2008 period. Of the $456 million decrease in revenue, only $132 million, or 4.7% of revenue, comes from operational impacts to the solid waste collection and disposal business. The balance of the decline is due to commodity impacts related to recycling materials, fuel and energy, and non-operational items including foreign currency translation and one fewer work day during the first quarter of 2009.
The Company noted certain items that impacted results in the 2009 and 2008 first quarters. Excluding these items, net income would have been $0.42 per diluted share in the first quarter of 2009 compared with $0.47 per diluted share in the first quarter of 2008.(b)
Results in the first quarter of 2009 included a decrease of $0.11 per diluted share from:
•	A $23 million reduction in net income due to charges related to the restructuring announced in February 2009; and

•	A $30 million reduction in net income related to the abandonment of SAP software.
Results in the first quarter of 2008 included a net $0.01 per diluted share benefit due to $6 million of net income from income tax audit settlements.
David P. Steiner, Chief Executive Officer of Waste Management, commented, “I am pleased with the way we are performing during this challenging economic environment. We increased our income from operations margin on an as-adjusted basis by 70 basis points compared to the prior year period, and we generated strong cash flow.(b) The majority of our business relates to commercial and residential sources and is generally recession resistant. Internal revenue growth from volume in our commercial and residential collection lines in the first quarter was consistent with our experience during 2008, at about negative 4% each. The fourth quarter volume declines that we saw in our more economically sensitive industrial collection, landfill, transfer & recycling businesses continued into 2009. We expect volumes in these economically sensitive lines of business to remain soft in 2009 and, as a result, we continue to focus on cost and pricing discipline and driving continued efficiency throughout our organization.

“As we anticipated, we saw a negative impact of $0.09 per diluted share in the first quarter of 2009, compared with the prior year period, as a result of the deterioration of the recycling commodities markets. Conditions have stabilized and prices have been trending upward from the lows reached in January. We continue to expect a negative year-over-year impact from recycling operations of $0.15 to $0.20 per diluted share for the full year 2009, most of which is expected to be in the first half of the year.”
Steiner concluded, “At the beginning of February we restructured the Company to prepare ourselves for a slower economy, and these actions succeeded, saving us approximately $10 million per month in February and March. Consequently, we expect to exceed $120 million in annualized savings from our restructuring. The recession resistant qualities and strong cash flows of our solid waste business, combined with the proactive steps we are taking to strengthen our pricing programs and reduce our costs, give us confidence that we will continue to generate strong cash returns for our shareholders and emerge from this economic downturn even stronger than before. We remain confident that we will meet the 2009 goals that we announced earlier in the year.”
Key Highlights for the First Quarter 2009
•	Internal revenue growth from yield on our collection and disposal business was 3.1% when calculated using revenue only from these lines of business.

•	Internal revenue growth from volume was negative 8.1%. Adjusting for the effect of one less work day during the first quarter of 2009 compared to the prior year quarter, internal revenue growth from volume was negative 7.4%.

•	Operating expenses declined by $367 million, or approximately 17.5%, to $1.73 billion in the first quarter of 2009. As a percentage of revenue, first quarter 2009 operating expenses decreased to 61.4%, which is a 270 basis point improvement compared with the same quarter in 2008, and is a strong performance given the revenue decline.

•	Cost savings totaling approximately $20 million were realized for the months of February and March related to the restructuring we announced in February and annualized savings are expected to exceed $120 million. A charge of $38 million was incurred for this restructuring and up to $15 million of additional charges are expected to be incurred in the second and third quarters of 2009.

•	A $5 million benefit to net income resulted from the accounting impact of an increase in the 10-year risk free interest rate, which is used to calculate the present value of our remediation liabilities.

•	Net cash provided by operating activities was $519 million in the quarter.

•	Capital expenditures were $325 million in the quarter, a $112 million increase from the prior year period. This is primarily the result of paying in 2009 expenditures incurred in 2008. We still expect full year capital expenditures to be in the range of $1.1 billion to $1.2 billion.

•	$143 million was returned to shareholders through dividend payments in the quarter.

•	The effective tax rate in the quarter was approximately 37.2%, which reflects the impact of the implementation of an accounting change.

(a)	As a result of the Company’s adoption of Statement of Financial Accounting Standard No. 160 , Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, the financial statement line item that had been entitled “Net income” is now entitled “Net income attributable to Waste Management, Inc.” For purposes of this press release, all references to “Net income” refers to “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
•	Net Income;

•	Earnings per diluted share; and

•	Income from operations as a percentage of revenue.
The quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “Earnings Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 90934084.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on April 29th through 5:00 p.m. Eastern time on May 13th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 90934084.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2009 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:

•	continued volatility and further deterioration in the credit markets, inflation, higher interest rates and other general and local economic conditions may negatively affect the volumes of waste generated, our liquidity, our financing costs and other expenses;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or permanently eliminate our dividend or share repurchase program, reduce capital spending or cease acquisitions if cash flows are less than we expect and we are not able to obtain capital needed to refinance our debt obligations, including near-term maturities, on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2009	2008
Operating revenues	$2,810	$3,266

Costs and expenses:
Operating	1,725	2,092
Selling, general and administrative	337	368
Depreciation and amortization	289	297
Restructuring	38	—
(Income) expense from divestitures, asset impairments and unusual items	49	(2)

	2,438	2,755

Income from operations	372	511

Other income (expense):
Interest expense	(105)	(122)
Interest income	4	5
Other, net	—	(2)

	(101)	(119)

Income before income taxes	271	392
Provision for income taxes	101	144

Consolidated net income	170	248
Less — Net income attributable to noncontrolling interests	(15)	(7)

Net income attributable to Waste Management, Inc.	$155	$241

Basic earnings per common share	$0.31	$0.49

Diluted earnings per common share	$0.31	$0.48

Basic common shares outstanding	491.8	496.0

Diluted common shares outstanding	493.0	498.3

Cash dividends declared per common share	$0.29	$0.27

Note: Prior year information has been reclassified to conform to 2009 presentation.

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended March 31,
	2009	2008
EPS Calculation:

Net income attributable to Waste Management, Inc.	$155	$241

Number of common shares outstanding at end of period	491.9	492.4
Effect of using weighted average common shares outstanding	(0.1)	3.6

Weighted average basic common shares outstanding	491.8	496.0
Dilutive effect of equity-based compensation awards and other contingently issuable shares	1.2	2.3

Weighted average diluted common shares outstanding	493.0	498.3

Basic earnings per common share	$0.31	$0.49

Diluted earnings per common share	$0.31	$0.48

(2)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$947	$480
Receivables, net	1,468	1,610
Other	289	245

Total current assets	2,704	2,335

Property and equipment, net	11,206	11,402
Goodwill	5,471	5,462
Other intangible assets, net	162	158
Other assets	857	870

Total assets	$20,400	$20,227

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$1,893	$2,201
Current portion of long-term debt	693	835

Total current liabilities	2,586	3,036

Long-term debt, less current portion	8,096	7,491
Other liabilities	3,525	3,515

Total liabilities	14,207	14,042

Equity:
Waste Management, Inc. stockholders’ equity	5,903	5,902
Noncontrolling interests	290	283

Total equity	6,193	6,185

Total liabilities and equity	$20,400	$20,227

Note: Prior year information has been reclassified to conform to 2009 presentation.

(3)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Quarters Ended March 31,
	2009	2008
Cash flows from operating activities:
Consolidated net income	$170	$248
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	289	297
Other	73	55
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(13)	(39)

Net cash provided by operating activities	519	561

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(22)	(69)
Capital expenditures	(325)	(213)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	5	14
Net receipts from restricted trust and escrow accounts, and other	46	68

Net cash used in investing activities	(296)	(200)

Cash flows from financing activities:
New borrowings	895	803
Debt repayments	(452)	(544)
Common stock repurchases	—	(281)
Cash dividends	(143)	(133)
Exercise of common stock options	4	10
Other, net	(59)	(98)

Net cash provided by (used in) financing activities	245	(243)

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Increase in cash and cash equivalents	467	118
Cash and cash equivalents at beginning of period	480	348

Cash and cash equivalents at end of period	$947	$466

Note: Prior year information has been reclassified to conform to 2009 presentation.

(4)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Operating Revenues by Lines of Business
Collection	$1,952	$2,071	$2,138
Landfill	600	697	685
Transfer	321	368	380
Wheelabrator	201	229	213
Recycling	143	192	320
Other	47	51	45
Intercompany (a)	(454)	(500)	(515)

Operating revenues	$2,810	$3,108	$3,266

		As a % of
	Amount	change
Analysis of Change in Year Over Year Revenue
Recycling (b)	$(193)
Electricity	(9)
Fuel surcharge	(64)
Foreign currency translation	(35)
Volume workday difference	(23)

Decline from commodity and non-operational items	(324)	71.1%

Collection, landfill, and transfer yield	84
Volumes, exclusive of workday difference	(227)
Acquisition, net of divestitures	11

Collection and disposal	(132)	28.9%

	$(456)	100.0%

Acquisition Summary (c)

Gross annualized revenue acquired	$23	$33	$71

Total consideration	$22	$53	$104

Cash paid for acquisitions	$21	$46	$70

	Quarters Ended March 31,
	2009	2008
Free Cash Flow Analysis (d)
Net cash provided by operating activities	$519	$561
Capital expenditures	(325)	(213)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	5	14

Free cash flow	$199	$362

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Includes volume related decline of $15 million.

(c)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(d)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(5)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	March 31,	December 31,	March 31,
	2009	2008	2008
Balance Sheet Data
Cash, cash equivalents and short-term investments available for use (a)	$947	$480	$466

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,789	$8,326	$8,719
Total equity (b)	6,193	6,185	5,918

Total capital	$14,982	$14,511	$14,637

Debt-to-total capital	58.7%	57.4%	59.6%

Capitalized interest	$3	$4	$4

Other Operational Data

Internalization of waste, based on disposal costs	70.0%	68.4%	67.7%

Total landfill disposal volumes (tons in millions)	21.6	25.0	25.1
Total waste-to-energy disposal volumes (tons in millions)	1.7	1.8	1.7

Total disposal volumes (tons in millions)	23.3	26.8	26.8

Active landfills	274	273	280

Landfills reporting volume	260	260	260

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups
Non — SFAS No. 143 amortization expense	$77.0	$88.1	$86.1
Amortization expense related to SFAS No. 143 obligations	10.6	4.6	7.7

Total amortization expense (c) (d)	87.6	92.7	93.8
Accretion and other related expense	16.1	16.8	15.7

Landfill amortization, accretion and other related expense	$103.7	$109.5	$109.5

(a)	The quarters presented include less than $0.1 million of short-term investments available for use.

(b)	As a result of the company’s adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No. 51, noncontrolling interests in a subsidiary are now reported in Total equity. Prior year information has been reclassified to conform to 2009 presentation.

(c)	The quarter ended March 31, 2009 as compared with the quarter ended December 31, 2008 reflects a decrease in amortization expense of $5.1 million of which $16.5 million is due to the seasonal reduction in landfill volumes and volume declines resulting from the weakened economy. This decrease was partially offset by an increase of $9.0 million attributable to year-end adjustments of the SFAS No. 143 landfill final capping construction and closure/post closure obligations as identified in our Q4 annual landfill reviews. Additionally, there was a one-time unfavorable adjustment of $900k in Q1 2009 for revisions in estimates of final capping costs.

(d)	The quarter ended March 31, 2009, as compared with the quarter ended March 31, 2008 reflects a reduction in amortization expense of $6.2 million, of which $11.5 million is primarily due to lower landfill volumes resulting from the weakened economy. This reduction was partially offset by $5.1 million of expense reversals primarily as a result of one-time adjustments taken in Q1 2008 of $3.2 million for revisions in estimates of final capping and closure/post-closure costs.

(6)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	March 31, 2009		March 31, 2008
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income attributable to WMI and Diluted Earnings Per Share	Amount	Amount	Amount	Amount
Net income attributable to WMI and Diluted EPS, as reported	$155	$0.31	$241	$0.48

Adjustments to Net income attributable to WMI and Diluted EPS:
Restructuring	23	0.05	—	—
SAP abandonment	30	0.06	—	—
Income tax audit settlements	—	—	(6)	(0.01)

Net income attributable to WMI and Diluted EPS, as adjusted	$208	$0.42	$235	$0.47

	Quarter Ended
	March 31,
Adjusted Income from Operations as a percent of Revenues	2009	2008
As reported:
Operating revenues	$2,810	$3,266
Income from operations	$372	$511

Income from Operations as a percent of Revenues	13.2%	15.6%

Adjustments to Income from Operations:
Restructuring	$38	$—
Expense from divestitures, asset impairments and unusual items	$49	$—

As adjusted:
Operating revenues	$2,810	$3,266
Income from operations	$459	$511

Adjusted Income from Operations as a percent of Revenues (a)	16.3%	15.6%

(a)	Increase in Income from Operations as a percent of revenues, as adjusted, of 70 basis points.

(7)

Exhibit 1
Waste Management, Inc.
Internal Growth of Operating Revenues from Comparable Prior Periods
(Dollar Amounts in Millions)
This exhibit provides details associated with the period-to-period change in revenues and includes internal revenue growth as a percent of revenues on a total company basis as well as a percent of revenues on related business. We believe providing this information will help our investors better understand the Company’s Internal Revenue Growth information.
To explain how the following percent changes are calculated, provided below are the calculations for “Collection, Landfill and Transfer” as a percentage of Related Business and as a percentage of Total Company:
(i) “Collection, Landfill and Transfer” as a percentage of Related Business revenues of 3.3% is calculated by dividing the $84 million average yield by the denominator of $2,582 million. The denominator includes prior year “Collection, Landfill and Transfer” revenues ($2,594 million) less the impact of divestitures related to “Collection, Landfill and Transfer” ($12 million).
(ii) “Collection, Landfill and Transfer” as a percentage of Total Company revenues of 2.6% is calculated by dividing the $84 million average yield by the denominator of $3,254 million. The denominator includes prior year Total Company revenues ($3,266 million) less the impact of divestitures ($12 million).

	Quarters Ended
	March 31, 2009			December 31, 2008			March 31, 2008
		As a % of	As a % of		As a % of	As a % of		As a % of	As a % of
		Related	Total		Related	Total		Related	Total
	Amount	Business (a)	Company (b)	Amount	Business (a)	Company (b)	Amount	Business (a)	Company (b)
Average yield:
Collection, landfill and transfer	$84	3.3%	2.6%	$70	2.6%	2.1%	$96	3.7%	3.1%
Waste-to-energy disposal	—	0.0%	0.0%	(1)	-0.9%	0.0%	—	0.0%	0.0%

Collection and disposal	84	3.1%	2.6%	69	2.5%	2.1%	96	3.6%	3.1%
Recycling commodity	(178)	-53.0%	-5.5%	(97)	-29.8%	-2.9%	71	27.3%	2.3%
Electricity	(9)	-10.8%	-0.3%	3	3.5%	0.0%	4	4.9%	0.1%
Fuel surcharges and mandated fees	(64)	-42.1%	-2.0%	(4)	-2.7%	-0.1%	41	37.3%	1.2%

Total	(167)	-5.2%	-5.2%	(29)	-0.9%	-0.9%	212	6.7%	6.7%
Volume	(265)		-8.1%	(198)		-5.9%	(123)		-3.9%

Internal revenue growth	(432)		-13.3%	(227)		-6.8%	89		2.8%
Acquisition	23		0.7%	32		1.0%	25		0.8%
Divestitures	(12)		-0.3%	(20)		-0.6%	(61)		-2.0%
Foreign currency translation	(35)		-1.1%	(38)		-1.1%	25		0.8%

	$(456)		-14.0%	$(253)		-7.5%	$78		2.4%

Note:	The revenue information below represents the denominator used to calculate the percentages of related business and is defined as prior year revenue less the impact of divestitures.

	Denominator for the Quarters Ended
	Mar. 31, 2009	Dec. 31, 2008	Mar. 31, 2008
Related business revenues:
Collection, landfill and transfer	$2,582	$2,678	$2,573
Waste-to-energy disposal	101	107	103

Collection and disposal	2,683	2,785	2,676
Recycling commodity	336	325	260
Electricity	83	85	81
Fuel surcharges and mandated fees	152	146	110

Total Company	$3,254	$3,341	$3,127

(a)	These percentages are calculated using the Related Business revenue as the denominator.

(b)	These percentages are calculated using the total Company revenue as the denominator.

Note:	For the quarter ended March 31, 2009, we have made the following changes to our Internal Revenue Growth table:

Average yield from “Collection and Disposal” excludes any electricity related revenues. These electricity revenues are now included within Average Yield in the “Electricity” caption. Note that the “Waste to Energy” component of “Collection and Disposal” is primarily disposal related revenues. We have reclassified prior periods to conform to the 2009 presentation.

(8)